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                                                                  Exhibit 4.2

         THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT ("Third Amendment") is entered into as of June 27, 1996, between McGRATH RENTCORP, a California corporation and UNION BANK OF CALIFORNIA, NATIONAL ASSOCIATION, formerly known as The Bank of California, National Association, as agent for Banks (sometimes "Agent", sometimes individually "Bank" and sometimes with Fleet Bank, N.A. (formerly known as National Westminister Bank, USA) and Bank of America National Trust and Savings Association, "Banks").

                               RECITALS

A. Borrower is obligated to Banks pursuant to that certain Amended and Restated Credit Agreement dated as of June 14, 1994 (as amended from time to time, "Agreement").

B.  The parties mutually desire to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Section 7.12(c) is hereby deleted in its entirety and replaced with the following:

    "(c) a utilization ratio of at least six-tenths (6/10) for Eligible Inventory and four-tenths (4/10) for Eligible Equipment, with each such utilization ratios to be the average of the utilization ratios calculated as of the last day of each calendar month in the calendar quarter for which compliance is being determined. For purposes of this Section 7.12, "utilization ratio" means the ratio of (i) the net book value of all Eligible Inventory and Eligible Equipment subject to valid existing leases by Borrower as lessor, as the numerator; to (ii) the net book value of all Eligible Inventory and Eligible Equipment held under or for lease by Borrower as lessor, as the denominator; and"

2. FULL FORCE AND EFFECT. Except as specifically provided herein, all terms and conditions of the Agreement and each Loan Document remain in full force and effect, without waiver or modification. This Third Amendment, the preceding amendments and the Agreement shall be read together as one document.

3. REPRESENTATIONS AND WARRANTIES. As part of the consideration for the Banks and Agent to enter into this Third Amendment, the Borrower represents and warrants to the Banks and Agent as follows:

    (a) The execution, delivery and performance by the Borrower of this Third Amendment are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action by or in respect of, or filing with, any governmental body, agency or official, and the execution, delivery and performance by the Borrower of this Third Amendment do not contravene, or constitute a default under, any provision of applicable law or requirements or of the certificate or articles of incorporation or the by-laws of the Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any assets of the Borrower, or result in the creation or imposition of any Lien on any asset of the Borrower.

    (b) This Third Amendment constitutes the valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be subject to


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    applicable bankruptcy, insolvency, reorganization, equity of redemption, moratorium or other laws now or hereafter in effect relating to creditors rights, and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

    (c) No Event of Default has occurred and is continuing, and the representations and warranties of the Borrower in the Agreement and other Loan Documents delivered pursuant thereto are true and correct in all material respects as of the date hereof as if made on the date hereof.

    (d) The officer of the Borrower executing and delivering this Third Amendment on behalf of the Borrower has been duly authorized by appropriate corporate resolutions to so execute and deliver this Third Amendment.

4. COUNTERPARTS. This Third Amendment may be executed by the parties hereto in one or more counterparts and all such counterparts, when taken together, shall constitute one and the same Third Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to become effective as of the date and year first written above.

BANKS:                                        BORROWER:

UNION BANK OF CALIFORNIA,                     MCGRATH RENTCORP, a
NATIONAL ASSOCIATION                          California corporation
formerly known as The Bank of California, National Association, as a Bank and as Agent

By:  /s/(signature illegible)                    By:  /s/ Dwight Saxton
    ----------------------------------            ---------------------------

Title:  Vice President                        Title:  Vice President of Admin
       -------------------------------               ------------------------

FLEET BANK, N.A.,
formerly known as National Westminister Bank, USA

By:
    ---------------------------------

Title:
      -------------------------------

BANK OF AMERICA NATIONAL TRUST AND
SAVINGS ASSOCIATION

By:
    ---------------------------------

Title:
      -------------------------------



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